Exhibit 99.1

FIRST ANNIVERSARY OF AMAZON PRIME BRINGS CONTINUED STRONG GROWTH; FREE CASH FLOW GROWS 20% YEAR OVER YEAR

SEATTLE—(BUSINESS WIRE)—April 25, 2006—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its first quarter ended March 31, 2006.

Operating cash flow grew 38% to $724 million for the trailing twelve months, compared with $523 million for the trailing twelve months ended March 31, 2005. Free cash flow grew 20% to $501 million for the trailing twelve months, compared with $417 million for the trailing twelve months ended March 31, 2005. Operating cash flow and free cash flow include a one-time payment of $40 million in connection with a patent lawsuit settlement in third quarter 2005.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 438 million at March 31, 2006, compared with 434 million a year ago.

Net sales increased 20% to $2.28 billion in the first quarter, compared with $1.90 billion in first quarter 2005. Excluding the $94 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 25% compared with first quarter 2005.

Operating income decreased 2% to $106 million in the first quarter, compared with $108 million in first quarter 2005. Excluding the $8 million unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 6% compared with first quarter 2005.

Net income was $51 million in the first quarter, or $0.12 per diluted share, compared with net income of $78 million, or $0.18 per diluted share in first quarter 2005. First quarter 2005 includes a $26 million, or $0.06 per diluted share, gain for the cumulative effect of a change in accounting principle related to the Company’s early adoption of SFAS 123(R).

“We’re pleased to see strong quarter-to-quarter sequential growth for new Amazon Prime subscriptions,” said Jeff Bezos, founder and CEO of Amazon.com. “This sequential growth comes off our biggest holiday season ever, and one where new subscriptions to Amazon Prime more than doubled from November to December.”

Amazon Prime, Amazon.com’s first-ever membership program, was introduced in February 2005. For a flat membership fee of $79 per year, Amazon Prime members get unlimited, express two-day shipping for free, with no minimum purchase requirement on over a million eligible items sold by Amazon.com. Members can order as late as 6:30 p.m. ET and still get their order the next day for only $3.99 per item, and they can share the benefits of Amazon Prime with up to four family members living in their household. Sign up for Amazon Prime at www.amazon.com/prime.

Highlights

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $1.25 billion, up 21% from first quarter 2005.

•	International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $1.03 billion, up 18% from first quarter 2005. Excluding the unfavorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International net sales growth was 29%.

•	Worldwide Electronics & Other General Merchandise represented 28% of worldwide net sales, compared with 25% in first quarter 2005.

•	Worldwide Other revenue, which includes Amazon Enterprise Solutions, increased 31% to $62 million in first quarter 2006. Additionally, the Company announced new enterprise solutions agreements with Timex and Benefit Cosmetics, a subsidiary of luxury group LVMH Moët Hennessy Louis Vuitton, to provide customized solutions for timex.com, benefitcosmetics.com and benefitcosmetics.co.uk.

•	Amazon Web Services launched Amazon S3, a simple storage service for software developers. S3 provides an Application Programming Interface for highly scalable, reliable, low-latency data storage at very low costs. Developers continue to adopt Amazon’s web services – over 160,000 have registered to date, up more than 60% year over year.

•	The Company introduced “click to call,” a new feature for our U.S., U.K., German and French websites that allows customers to be connected quickly with a customer service representative who often already has the customer’s account information in front of them, saving the customer time and increasing satisfaction.

•	The Company acquired Shopbop.com, a retailer of fashion-forward apparel, shoes and accessories for women, featuring products from more than 75 leading designers including Marc Jacobs, Juicy Couture and True Religion.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of April 25, 2006. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

Second Quarter 2006 Guidance

•	Net sales are expected to be between $2.03 billion and $2.18 billion, or to grow between 16% and 24% compared with second quarter 2005.

•	Operating income is expected to be between $32 million and $67 million, or between (69%) decline and (36%) decline, compared with second quarter 2005. This guidance includes $38 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2006 Expectations

•	Net sales are expected to be between $9.95 billion and $10.50 billion, or to grow between 17% and 24% compared with 2005.

•	Operating income is expected to be between $390 million and $520 million, or between (10%) decline and 20% growth, compared with 2005. This guidance includes $125 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

We are appealing a recent court decision that terminates our Toysrus.com contract and are seeking a stay of the termination pending a decision on our appeal. While we believe we will prevail and that Toysrus.com’s claims lack merit, the timing and possible outcomes of this litigation are uncertain and possible effects of termination are not reflected in the guidance above. If we do not prevail, operating profit could be negatively impacted by as much as $50 million for the year, including by as much as $25 million for the second quarter.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risk of future losses, significant indebtedness, system interruptions, consumer trends, limited operating history, government regulation and taxation, fraud, and new business areas. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, and all subsequent filings.

About Amazon.com

Amazon.com (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened its virtual doors on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer customers the lowest possible prices. Amazon.com and third-party sellers offer millions of unique new, refurbished, and used items in categories such as health and personal care, jewelry and watches, gourmet food, sports and outdoors, apparel and accessories, books, music, DVDs, electronics and office, toys and baby, and home and garden.

Amazon.com and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and www.joyo.com.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc. and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2006	2005	2006 2005
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,013	$1,303	$533	$769
OPERATING ACTIVITIES:
Net income	51	78	332	555
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	40	28	132	86
Stock-based compensation	11	19	79	70
Other operating expense (income)	3	1	9	(7)
Losses on sales of marketable securities, net	2	—	—	1
Remeasurements and other	3	(14)	(26)	8
Non-cash interest expense and other	1	1	5	5
Deferred income taxes	10	50	31	(200)
Cumulative effect of change in accounting principle	—	(26)	—	(26)
Changes in operating assets and liabilities:
Inventories	33	72	(143)	(110)
Accounts receivable, net and other current assets	50	10	(44)	(6)
Accounts payable	(442)	(425)	258	117
Accrued expenses and other current liabilities	(71)	(92)	81	22
Additions to unearned revenue	54	29	181	115
Amortization of previously unearned revenue	(48)	(25)	(171)	(107)

Net cash provided by (used in) operating activities	(303)	(294)	724	523
INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(46)	(26)	(223)	(106)
Acquisitions, net of cash acquired	(28)	(15)	(37)	(86)
Sales and maturities of marketable securities and other investments	288	348	776	1,205
Purchases of marketable securities	(130)	(504)	(1,012)	(1,583)

Net cash provided by (used in) investing activities	84	(197)	(496)	(570)
FINANCING ACTIVITIES:
Proceeds from exercises of stock options	7	8	57	54
Excess tax benefit on stock awards	7	1	13	1
Proceeds from long-term debt and other	3	—	16	—
Repayments of long-term debt and capital lease obligations	(313)	(265)	(320)	(267)

Net cash used in financing activities	(296)	(256)	(234)	(212)
Foreign-currency effect on cash and cash equivalents	9	(23)	(20)	23

Net decrease in cash and cash equivalents	(506)	(770)	(26)	(236)

CASH AND CASH EQUIVALENTS, END OF PERIOD	$507	$533	$507	$533

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$63	$84	$84	$106
Cash paid for income taxes	5	3	13	7

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$2,279	$1,902
Cost of sales	1,732	1,444

Gross profit	547	458
Operating expenses (1):
Fulfillment	193	166
Marketing	54	45
Technology and content	146	92
General and administrative	45	46
Other operating expense	3	1

Total operating expenses	441	350

Income from operations	106	108
Interest income	15	9
Interest expense	(21)	(26)
Other income (expense), net	(1)	3
Remeasurements and other	(3)	14

Total non-operating expense	(10)	—

Income before income taxes	96	108
Provision for income taxes	45	56

Income before cumulative effect of change in accounting principle	51	52
Cumulative effect of change in accounting principle	—	26

Net income	$51	$78

Basic earnings per share:
Prior to cumulative effect of change in accounting principle	$0.12	$0.13
Cumulative effect of change in accounting principle	—	0.06

	$0.12	$0.19

Diluted earnings per share:
Prior to cumulative effect of change in accounting principle	$0.12	$0.12
Cumulative effect of change in accounting principle	—	0.06

	$0.12	$0.18

Weighted average shares used in computation of earnings per share:
Basic	417	410

Diluted	426	424

(1) Includes stock-based compensation as follows:
Fulfillment	$3	$4
Marketing	—	1
Technology and content	8	10
General and administrative	—	4

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2006	2005
North America
Net sales	$1,247	$1,027
Cost of sales	906	748

Gross profit	341	279
Direct segment operating expenses (1)	279	213

Segment operating income	62	66
International
Net sales	1,032	875
Cost of sales	826	696

Gross profit	206	179
Direct segment operating expenses (1)	148	117

Segment operating income	58	62
Consolidated
Net sales	2,279	1,902
Cost of sales	1,732	1,444

Gross profit	547	458
Direct segment operating expenses	427	330

Segment operating income	120	128
Stock-based compensation	(11)	(19)
Other operating expense	(3)	(1)

Income from operations	106	108
Total non-operating expense, net	(10)	—
Provision for income taxes	(45)	(56)
Cumulative effect of change in accounting principle	—	26

Net income	$51	$78

Segment Highlights:
Y/Y net sales growth:
North America	21%	21%
International	18	28
Consolidated	20	24
Y/Y gross profit growth:
North America	22%	23%
International	15	33
Consolidated	19	27
Y/Y segment operating income growth:
North America	(6%)	(13%)
International	(7)	51
Consolidated	(7)	10
Net sales mix:
North America	55%	54%
International	45	46

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended March 31,
	2006	2005
North America
Media	$815	$699
Electronics and other general merchandise	374	282
Other	58	46

	1,247	1,027
International
Media	763	675
Electronics and other general merchandise	265	199
Other	4	1

	1,032	875
Consolidated
Media	1,578	1,374
Electronics and other general merchandise	639	481
Other	62	47

	$2,279	$1,902

Y/Y Net Sales Growth:
North America:
Media	17%	17%
Electronics and other general merchandise	33	25
Other	24	96
International:
Media	13%	17%
Electronics and other general merchandise	33	86
Other	432	74
Consolidated:
Media	15%	17%
Electronics and other general merchandise	33	45
Other	31	95
Consolidated Net Sales Mix:
Media	69%	72%
Electronics and other general merchandise	28	25
Other	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	March 31, 2006	December 31, 2005	March 31, 2005
	(unaudited)		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$507	$1,013	$533
Marketable securities	827	987	618

Cash, cash equivalents, and marketable securities	1,334	2,000	1,151
Inventories	538	566	403
Deferred tax assets, current portion	86	89	68
Accounts receivable, net and other current assets	228	274	171

Total current assets	2,186	2,929	1,793
Fixed assets, net	361	348	245
Deferred tax assets, long-term portion	205	223	239
Goodwill	193	159	149
Other assets	45	37	46

Total assets	$2,990	$3,696	$2,472

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$920	$1,366	$704
Accrued expenses and other current liabilities	487	563	369

Total current liabilities	1,407	1,929	1,073
Long-term debt and other	1,259	1,521	1,561
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued and outstanding shares - 417, 416 and 411	4	4	4
Additional paid-in capital	2,287	2,263	2,118
Accumulated other comprehensive income	9	6	24
Accumulated deficit	(1,976)	(2,027)	(2,308)

Total stockholders’ equity (deficit)	324	246	(162)

Total liabilities and stockholders’ equity (deficit)	$2,990	$3,696	$2,472

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Y/Y % Change
Cash Flows and Shares
Operating cash flow — trailing twelve months (TTM) (1)	$523	$624	$661	$733	$724	38%
Purchase of fixed assets (incl. internal-use software & website development) - TTM	$106	$138	$186	$204	$223	110%
Free cash flow (operating cash flow less purchases of fixed assets) — TTM (1)	$417	$486	$475	$529	$501	20%
Common shares and stock-based awards outstanding	434	438	438	438	438	1%
Common shares outstanding	411	412	414	416	417	2%
Stock-based awards outstanding	24	26	24	22	21	(14%)
Stock-based awards outstanding — % of common shares outstanding	5.7%	6.3%	5.8%	5.2%	4.9%	N/A
Results of Operations
Worldwide (WW) net sales	$1,902	$1,753	$1,858	$2,977	$2,279	20%
WW net sales — Y/Y growth, excluding the effect of foreign exchange rates	22.3%	24.6%	27.6%	21.9%	24.8%	N/A
WW net sales — TTM	$7,292	$7,658	$8,054	$8,490	$8,867	22%
WW net sales — TTM Y/Y growth, excluding the effect of foreign exchange rates	23.9%	24.4%	25.2%	23.7%	24.3%	N/A
Gross profit	$458	$450	$463	$667	$547	19%
Gross margin — % of WW net sales	24.1%	25.7%	24.9%	22.4%	24.0%	N/A
Gross profit — TTM	$1,700	$1,809	$1,917	$2,039	$2,128	25%
Gross margin — TTM % of WW net sales	23.3%	23.6%	23.8%	24.0%	24.0%	N/A
Operating income (1)	$108	$104	$55	$165	$106	(2%)
Operating margin — % of WW net sales (1)	5.7%	6.0%	3.0%	5.5%	4.6%	N/A
Operating income — TTM (1)	$438	$456	$430	$432	$430	(2%)
Operating margin — TTM % of WW net sales (1)	6.0%	6.0%	5.3%	5.1%	4.8%	N/A
Net income (1) (2)	$78	$52	$30	$199	$51	(34%)
Net income per diluted share (1) (2)	$0.18	$0.12	$0.07	$0.47	$0.12	(34%)
Net income — TTM (1) (2)	$555	$531	$507	$359	$332	(40%)
Net income per diluted share — TTM (1) (2)	$1.31	$1.25	$1.19	$0.84	$0.78	(40%)
Segments
North America Segment:
Net sales	$1,027	$960	$1,041	$1,683	$1,247	21%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	21.1%	21.0%	27.4%	20.8%	21.3%	N/A
Net sales — TTM	$4,027	$4,195	$4,420	$4,711	$4,931	22%
Gross profit	$279	$278	$292	$418	$341	22%
Gross margin — % of North America net sales	27.2%	29.0%	28.1%	24.8%	27.3%	N/A
Gross profit — TTM	$1,077	$1,135	$1,204	$1,267	$1,329	23%
Gross margin — TTM % of North America net sales	26.7%	27.1%	27.2%	26.9%	27.0%	N/A
Operating income	$66	$72	$66	$92	$62	(6%)
Operating margin — % of North America net sales	6.4%	7.5%	6.4%	5.5%	5.0%	N/A
Operating income — TTM	$311	$317	$326	$296	$292	(6%)
Operating margin — TTM % of North America net sales	7.7%	7.6%	7.4%	6.3%	5.9%	N/A
International Segment:
Net sales	$875	$793	$817	$1,294	$1,032	18%
Net sales — Y/Y growth, excluding the effect of foreign exchange rates	23.8%	29.3%	27.8%	23.2%	28.9%	N/A
Net sales — TTM	$3,265	$3,463	$3,634	$3,779	$3,936	21%
Net sales — TTM % of WW net sales	44.8%	45.2%	45.1%	44.5%	44.4%	N/A
Gross profit	$179	$172	$171	$249	$206	15%
Gross margin — % of International net sales	20.5%	21.7%	20.9%	19.3%	20.0%	N/A
Gross profit — TTM	$623	$674	$713	$772	$799	28%
Gross margin — TTM % of International net sales	19.1%	19.5%	19.6%	20.4%	20.3%	N/A
Operating income	$62	$60	$55	$93	$58	(7%)
Operating margin — % of International net sales	7.2%	7.6%	6.7%	7.1%	5.6%	N/A
Operating income — TTM	$190	$216	$233	$270	$265	39%
Operating margin — TTM % of International net sales	5.8%	6.2%	6.4%	7.1%	6.7%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Q1 2006	Y/Y % Change
Segments (continued)
Consolidated Segments:
Operating expenses	$330	$318	$342	$482	$427	30%
Operating expenses — TTM	$1,198	$1,276	$1,358	$1,473	$1,570	31%
Operating income	$128	$132	$121	$185	$120	(7%)
Operating margin — % of consolidated sales	6.8%	7.5%	6.5%	6.2%	5.3%	N/A
Operating income — TTM	$502	$533	$559	$566	$558	11%
Operating margin — TTM % of consolidated net sales	6.9%	7.0%	6.9%	6.7%	6.3%	N/A
Supplemental North America Segment Net Sales:
Media	$699	$632	$684	$1,030	$815	17%
Media — TTM	$2,690	$2,780	$2,901	$3,046	$3,163	18%
Electronics and other general merchandise	$282	$278	$304	$580	$374	33%
Electronics and other general merchandise — TTM	$1,185	$1,236	$1,311	$1,443	$1,534	29%
Electronics and other general merchandise — TTM % of North America net sales	29%	29%	30%	31%	31%	N/A
Other	$46	$50	$53	$73	$58	24%
Other — TTM	$153	$178	$208	$222	$234	53%
Supplemental International Segment Net Sales:
Media	$675	$614	$629	$968	$763	13%
Media — TTM	$2,612	$2,730	$2,828	$2,885	$2,972	14%
Electronics and other general merchandise	$199	$178	$187	$321	$265	33%
Electronics and other general merchandise — TTM	$651	$730	$801	$886	$952	46%
Electronics and other general merchandise — TTM % of International net sales	20%	21%	22%	23%	24%	N/A
Other	$1	$1	$1	$5	$4	432%
Other — TTM	$3	$3	$4	$8	$11	317%
Supplemental Worldwide Net Sales:
Media	$1,374	$1,246	$1,313	$1,998	$1,578	15%
Media — TTM	$5,302	$5,510	$5,730	$5,931	$6,135	16%
Electronics and other general merchandise	$481	$456	$491	$901	$639	33%
Electronics and other general merchandise — TTM	$1,835	$1,966	$2,113	$2,329	$2,486	35%
Electronics and other general merchandise — TTM % of WW net sales	25%	26%	26%	27%	28%	N/A
Other	$47	$51	$54	$78	$62	31%
Other — TTM	$156	$181	$211	$230	$245	58%
Balance Sheet
Cash and marketable securities	$1,151	$1,325	$1,419	$2,000	$1,334	16%
Inventory, net — ending	$403	$383	$456	$566	$538	33%
Inventory — average inventory % of TTM net sales	5.0%	5.0%	5.2%	5.4%	5.3%	N/A
Inventory turnover, average — TTM	15.5	15.3	14.8	14.1	14.4	(7%)
Fixed assets, net	$245	$267	$322	$348	$361	47%
Accounts payable days — ending	$44	$51	$58	$54	$48	9%
Other
Employees (full-time and part-time; excludes contractors & temporary personnel)	9,400	10,200	11,100	12,000	12,400	31%

Note: The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	The Company settled a patent lawsuit on terms including a one-time payment of $40 million in Q3 2005. This negatively impacts TTM operating cash flow and free cash flow by $40 million for all periods that include Q3 2005. The settlement negatively affected Q3 2005 operating income by $40 million, and Q3 2005 net income by $20 million after tax.

(2)	Q4 2005 net income includes a tax benefit of $90 million related to determining that certain of our deferred tax assets are realizable.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Shipping revenue was $129 million, up 20% from $108 million.

•	Amounts paid in advance for subscription services, including amounts received from online DVD rentals, Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Net sales includes fixed fees, commissions and per-unit fees earned from third-party sellers and similar amounts earned through Amazon Enterprise Solutions.

Cost of Sales

•	Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, amortization of our DVD rental library and service costs such as those incurred in operating and staffing our fulfillment and customer service centers on behalf of third parties.

•	Inbound shipping charges to receive products from our suppliers are included in inventory cost and recognized as cost of sales upon sale to our customers.

•	Outbound shipping costs totaled $197 million, up 21% from $163 million. Net shipping loss was $68 million, up 22% from a net shipping loss of $55 million, resulting primarily from our free shipping offers and Amazon Prime.

•	While costs associated with free shipping, including Amazon Prime, are not included in marketing expense, we view our free shipping offers as an effective worldwide marketing tool and intend to continue offering them indefinitely. In Q1 2006 we offered free membership trials for Amazon Prime and expect to continue to offer these trials in the future.

Operating Expenses

•	Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $38 million, up from $23 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets—generally two years or less for assets such as internal-use software and our DVD rental library, three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment. Depreciation expense is generally classified within operating expense categories on the consolidated statements of operations, and certain assets, such as our DVD rental library, are amortized to cost of sales.

•	Stock-based compensation was $11 million, a decrease of $8 million year over year. In Q1 2006 we recorded a $13 million benefit, $8 million net of tax or $0.02 per diluted share, representing the cumulative effect of increasing our estimated rate of stock award forfeitures. As a result, the net amount of stock-based compensation classified as general and administrative and marketing on our consolidated statements of operations was insignificant for Q1 2006.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended March 31, 2006			Three Months Ended March 31, 2005
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
Operating Expenses:
Fulfillment	$193	$(3)	$190	$166	$(4)	$162
Marketing	54	—	54	45	(1)	44
Technology and content	146	(8)	138	92	(10)	82
General and administrative	45	—	45	46	(4)	42
Other operating expense	3	—	3	1	—	1

Total operating expenses	$441	$(11)	$430	$350	$(19)	$331

Year-over-year Percentage Growth:
Fulfillment	16%		17%	29%		28%
Marketing	21		26	30		28
Technology and content	59		69	57		49
General and administrative	(3)		7	57		53
Percent of Net Sales:
Fulfillment	8.5%		8.3%	8.8%		8.6%
Marketing	2.4		2.4	2.3		2.3
Technology and content	6.4		6.1	4.8		4.3
General and administrative	2.0		2.0	2.4		2.2

Fulfillment

•	Fulfillment costs represent those costs incurred in operating and staffing our fulfillment and customer service centers, including costs attributable to buying, receiving, inspecting and warehousing inventories; picking, packaging and preparing customer orders for shipment; and payment processing fees and transaction costs, including costs associated with our guarantee of certain third-party seller transactions and responding to inquiries from customers. Fulfillment costs also include amounts paid to third parties who assist us in fulfillment and customer service operations.

•	Payment processing fees associated with third-party seller sales are based on the gross purchase price of underlying transactions, and transaction costs, such as our A to Z Guarantee, are higher as a percentage of revenue versus our retail sales. Accordingly, third-party sales have higher fulfillment costs as a percentage of net sales.

•	The increase in fulfillment costs in absolute dollars relates to costs from expanding fulfillment capacity; variable costs corresponding with sales volume and inventory levels; our mix of product sales; and payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain third-party seller transactions. First quarter 2005 included a charge of $5 million relating to certain North America fulfillment assets removed from service.

•	We expanded our fulfillment capacity in Q1 2006 and throughout 2005 through gains in efficiencies as well as increases in leased warehouse space. We plan to continue expanding our worldwide fulfillment capacity—although to add less space than in 2005—in order to accommodate greater selection and to meet anticipated shipment volumes from sales of our own products as well as sales by third parties for which we provide the fulfillment. We expect absolute amounts spent in fulfillment and fulfillment-related cost of sales to increase over time.

Marketing

•	Marketing costs increased in absolute terms, primarily corresponding with revenue growth as we utilized variable online marketing channels, such as our Associates program, sponsored search and other variable marketing initiatives. To the extent there is increased or decreased competition for these traffic sources, or to the extent our mix of these channels shifts, we would expect to see a corresponding change in our marketing expense or its effect. We expect absolute amounts spent in marketing to increase over time.

Technology and Content

•	Technology and content expenses consist principally of payroll and related expenses for employees involved in research and development, including application development, editorial content, merchandising selection, and systems and telecommunications support, as well as costs associated with infrastructure.

•	In 2005, we added a significant number of computer scientists and software engineers to our staff so that we can continue to enhance the customer experience on our websites and those websites powered by us, improve our process efficiency, and continue to invest in several areas of technology, including seller platforms, search, web services and digital initiatives. We expect the year-over-year percentage growth in technology and content, excluding stock-based compensation, to decrease substantially in the back half of 2006.

•	A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•	Certain costs relating to the development of internal-use software and website development, including software to upgrade and enhance our websites and processes supporting our business, are capitalized and depreciated over two years. In Q1 2006 and Q1 2005, we capitalized $26 million (including $1 million of stock-based compensation) and $18 million (including $2 million of stock-based compensation) of costs associated with internal-use software and website development, which are partially offset by amortization of previously capitalized amounts of $18 million and $10 million.

General and Administrative

•	General and administrative costs decreased primarily due to a prior year charge of $8 million relating to litigation matters, offset partially by increases in payroll and related expenses. We expect absolute amounts spent in general and administrative to increase over time.

Stock-Based Compensation

•	Stock-based compensation was $11 million, down from $19 million. The decrease in stock-based compensation is primarily attributable to a cumulative forfeiture adjustment benefit in Q1 2006, partially offset by general growth in stock unit grants corresponding with an increase in employees.

•	As of January 1, 2005, we adopted SFAS 123(R), which requires measurement of compensation cost for stock-based awards at grant date fair value. The fair value of restricted stock and restricted stock units is determined based on the number of shares granted and the quoted price of our common stock, while the fair value of stock options is determined using a Black-Scholes valuation model. The fair value is recognized as an expense over the service period, net of estimated forfeitures, using the accelerated method under SFAS 123(R). The adoption of SFAS 123(R) in first quarter 2005 resulted in a cumulative benefit from accounting change of $26 million, which reflects the net cumulative impact of estimating forfeitures in the determination of period expense, rather than recording forfeitures when they occur as previously permitted.

•	Stock-based awards generally vest over service periods of between two and five years.

•	Payroll tax expense resulting from exercises of stock-based awards is a cash expense and is not categorized as stock-based compensation.

•	We granted stock awards, substantially all of which have been restricted stock units since October 2002, of 1 million shares in the quarter. Our annual stock awards are granted in the second quarter.

•	As of March 31, 2006, there were 21 million shares underlying outstanding stock awards, consisting of 11 million shares underlying stock options with a $15 weighted-average exercise price and 10 million shares underlying restricted stock units. As of March 31, 2005, there were 24 million stock awards outstanding.

•	As of March 31, 2006, there were 438 million common shares and stock-based awards outstanding, up 1% from 434 million as of March 31, 2005. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

Other Operating Expense

•	Other operating expense primarily includes costs related to intangibles amortization.

•	We acquired one company during Q1 2006 for a purchase price of $47 million, including a $28 million cash payment in Q1 2006 and a $19 million amount due in 2007. The excess of purchase price over the fair value of the net assets acquired was $33 million and is classified as goodwill on our consolidated balance sheets. Acquired other intangibles totaled $14 million and have estimated useful lives of between one and ten years. The results of operations of the acquired business have been included in our consolidated results from the closing date forward. The effect of this acquisition on consolidated net sales and operating income during Q1 2006 was not significant.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and charges associated with the effect of movements in currency exchange rates.

•	Remeasurement of the principal amount of our 6.875% PEACS from Euros to U.S. dollars resulted in a foreign-currency loss of $11 million, compared with a gain of $35 million.

•	Remeasurement of foreign-currency intercompany balances that are to be repaid among subsidiaries represented a $15 million gain, compared with a loss of $14 million.

•	We recorded a charge of approximately $6 million related to the €250 million partial redemption of our 6.875% PEACS in Q1 2006.

Income Taxes

•	Our tax provision for interim periods is determined using an estimate of the annual effective tax rate. Our effective tax rate for financial reporting purposes was 47% in Q1 2006.

•	The effective tax rate was higher than the 35% statutory rate, resulting from steps we initiated to establish our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Our 2006 effective tax rate is subject to significant potential volatility due to several factors, including the accurate prediction of our taxable income and the taxable jurisdictions to which it relates.

•	We expect cash taxes paid in 2006 to be approximately $25 million compared with $12 million in 2005. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

Foreign Exchange

•	Our financial reporting currency is the U.S. dollar, and changes in exchange rates significantly affect our reported results and consolidated trends. For example, during Q1 2006 our consolidated revenue and operating income were negatively affected by the strengthening of the U.S. dollar in comparison to the currencies of internationally-focused websites, but our consolidated revenue and operating income from Q2 2002 through Q2 2005 benefited from weakness in the U.S. dollar in comparison to the same currencies.

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended March 31,
	2006			2005
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
	(in millions, except per share amounts)
Net sales	$2,373	$(94)	$2,279	$1,872	$30	$1,902
Gross profit	566	(19)	547	452	6	458
Operating expenses	452	(11)	441	346	4	350
Income from operations	114	(8)	106	105	3	108
Net interest expense and other	(8)	1	(7)	(18)	4	(14)
Re measurements and other (3)	(7)	4	(3)	(5)	19	14
Net income	53	(2)	51	65	13	78
Diluted earnings per share	$0.12	$—	$0.12	$0.15	$0.03	$0.18

(1)	Represents the outcome that would have resulted had currency exchange rates in the current period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with re measurements for our 6.875% PEACS and intercompany balances.

(2)	Represents the increase (decrease) in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with re measurements for our 6.875% PEACS and intercompany balances.

(3)	Includes foreign-currency gains (losses) on re measurement of 6.875% PEACS and intercompany balances compared to prior quarter, and realized currency-related gains associated with sales of Euro-denominated investments held by a U.S. subsidiary.

Cash Flows and Balance Sheet

•	Operating cash flows and free cash flows can be volatile and are sensitive to many factors, including changes in working capital and timing of capital expenditures. Working capital at any specific point in time is subject to many variables, including seasonality, the timing of expense payments, discounts offered by vendors, vendor payment terms, and fluctuations in foreign exchange rates.

•	Additionally, prior to our adoption of SFAS 123(R), cash retained as a result of excess tax deductions relating to stock-based compensation was presented in operating cash flows, along with other tax cash flows. SFAS 123(R) requires benefits relating to excess stock-based compensation deductions to be presented as financing cash inflows—effectively a reclassification between operating cash flows and financing cash flows. Tax benefits resulting from stock-based compensation deductions in excess of amounts reported for financial reporting purposes—which negatively impacted operating cash flow—were $7 million in Q1 2006 and $13 million for the trailing twelve months, and are expected to increase; such amounts should be less than $100 million in 2006 but are subject to considerable variability. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be negatively affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification.

•	Our cash, cash equivalents and marketable securities of $1.33 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $558 million, primarily in Euros, British pounds and yen.

•	Accounts receivable, net and other current assets include accounts receivable from merchant partners, vendors and credit card companies, interest receivables and $14 million of prepaid expenses.

•	Fixed assets include assets such as furniture and fixtures, heavy equipment, technology infrastructure, internal-use software and website development, and our DVD rental library.

•	Other assets include, among other things, $9 million of deferred issuance costs on long-term debt, $7 million of certain equity investments, and $23 million of other intangibles, net.

•	Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates, professional fees, marketing activities, workforce costs—including accrued payroll, vacation and other benefits—and unearned revenue of $54 million, which is recorded when payments are received or due in advance of performing our service obligations and is amortized over the service period.

•	Long-term debt and other primarily include the following (in millions):

	Principal at Maturity		Interest Rate	Principal Due Date
Convertible Subordinated Notes	$900	(1)	4.750%	February 2009
Premium Adjustable Convertible Securities (“PEACS”)	291	(2)(4)	6.875%	February 2010

	$1,191	(3)

(1)	Convertible at the holders’ option into our common stock at $78.0275 per share. We have the right to redeem the Convertible Subordinated Notes, in whole or in part, at a redemption price of 101.425% of the principal, which decreases every February 1 by 47.5 basis points until maturity, plus any accrued and unpaid interest.

(2)	€240 million principal amount, convertible at the holders’ option into our common stock at €84.883 per share ($103 per share based on the Euro/U.S. dollar exchange rate as of March 31, 2006). We have the right to redeem the PEACS, in whole or in part, by paying the principal amount, plus any accrued and unpaid interest. We do not hedge any portion of the PEACS. The U.S. dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. dollar exchange ratio.

(3)	The “if converted” number of shares associated with our convertible debt instruments (approximately 14 million total shares) is excluded from diluted shares as they are antidilutive.

(4)	As previously announced, in Q1 2006 we redeemed €250 million—or $300 million at the Euro to U.S. dollar exchange rate on the redemption date—in principal amount of our PEACS at par.

Certain Definitions and Other

•	We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally-incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates.

•	The North America segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through North America-focused websites such as www.amazon.com and www.amazon.ca; from North America-focused Syndicated Stores, such as www.borders.com; from our mail-order tool catalog phone orders; from our Amazon Prime membership program; and from non-retail activities such as North America-focused Amazon Enterprise Solutions program, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•	The International segment consists of amounts earned from retail sales of consumer products (including from third-party sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and www.joyo.com; from internationally focused Syndicated Stores; from our DVD rental service; and from non-retail activities such as internationally-focused marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada) but excludes export sales from www.amazon.com and www.amazon.ca.

•	We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from DVD rentals and retail sales from all sellers of books, music, DVD/video, magazine subscriptions, software, video games and video-game consoles. Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items not included in Media, such as electronics and office, camera and photo, toys and baby, tools, home and garden, apparel, sports and outdoors, kitchen and housewares, gourmet food, jewelry, health and personal care, beauty, and musical instruments. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•	Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding proceeds from the exercise of stock-based employee awards. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•	Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing twelve month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•	References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from certain third-party sellers on our websites. Customer accounts include customers of Amazon Marketplace, Auctions and zShops, and our Merchants@ and Syndicated Stores programs, but exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, our catalog customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•	References to sellers or merchants mean active seller accounts, which are established when a seller receives an order from a customer account. Seller accounts include sellers in Amazon Marketplace, Auctions, zShops, and Merchants@ platforms, but exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order during the preceding twelve-month period.

•	References to units mean units sold (net of returns and cancellations) by us and by third-party sellers at Amazon.com domains worldwide—such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr and www.amazon.ca—and at Syndicated Stores domains, as well as Amazon.com-owned items sold through catalogs and at non-Amazon.com domains, such as books, music and DVD/video items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions (including Joyo.com units), Amazon.com gift certificates or DVD rentals.

Contacts:

Amazon.com Investor Relations	Amazon.com Public Relations
Kim Nelson, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir